Senior Note Agreements Amendment

PLUM CREEK TIMBER COMPANY, L.P.
999 Third Avenue
Seattle, Washington 98104

Dated as of April 15, 1997

To each of the Noteholders listed on Schedule 1 attached hereto

Dear Noteholder:

WHEREAS, each of the purchasers of the Senior Notes and Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), entered into Senior Note Agreements dated as of May 31, 1989 (the "Original Senior Note Agreements") pursuant to which the Company issued $165,000,000 aggregate principal amount of its 11 1/8% Notes due June 8, 2007 (the "Senior Notes");

WHEREAS, the Original Senior Note Agreements were amended and affected by (i) the Senior Note Agreement Amendment, Consent and Waiver dated as of January 1, 1991, (ii) a letter amendment dated April 22, 1993,
(iii) a Senior Note Agreement Amendment dated as of September 1, 1993,
(iv) a Senior Note Agreement Amendment dated as of May 20, 1994, and
(v) a Senior Note Agreements Amendment dated as of May 31, 1996 (collectively the "Amendments," the Original Senior Note Agreement, as amended by the Amendments, the "Senior Note Agreements");

WHEREAS, Senior Notes in the aggregate principal amount of $138,600,000 remain outstanding and are held by the holders thereof (individually a "Noteholder," and collectively the "Noteholders") in the aggregate principal amount for each Noteholder shown opposite the name of such Noteholder on Schedule 1;

WHEREAS, the Company and the Noteholders wish to enter into this agreement (this "Agreement") in order to further amend certain provisions of the Senior Note Agreements;
NOW, THEREFORE, the Company hereby agrees with each Noteholder as follows:

Section 1.     Definitions

All capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to them in the Senior Note Agreements.

Section 2.     Amendments to the Senior Note Agreements

2.1  Amendment to Paragraph 5C

Paragraph 5C shall be amended by deleting the period at the end thereof and by adding the following:

     ; provided, that satisfaction of the foregoing requirements with respect to any such Lien shall not remedy the Event of Default resulting from such Lien.2.2 Amendment to Paragraph 6A

Subclause (x) of clause (i) of paragraph 6A shall be amended to read as follows:

     (x) 50% of the aggregate amount of all interest in respect of the Notes, the 1994 Senior Notes and the 1996 Senior Notes to be paid on the interest payment date immediately following such immediately preceding calendar quarter and

2.3  Amendment to Paragraph 6B(1)

Paragraphs 6B(1)(ix) and 6B(1)(x) shall be renumbered 6B(1)(x) and 6B(1)(xi), respectively, and a new paragraph 6B(1)(ix) shall be added to read as follows:

     (ix) from and after the time that the Facilities Subsidiary becomes a Restricted Subsidiary, Liens on the accounts, rights to payment for goods sold or services rendered that are evidenced by chattel paper or instruments, and rights against persons who guarantee payment or collection of the foregoing, and on the Facilities Subsidiary's inventory and on the proceeds (as defined in the Uniform Commercial Code in any applicable jurisdiction) thereof securing the obligations of the Facilities Subsidiary under the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof) permitted by paragraph 6B(2)(x),

2.4 Amendment to Paragraph 6B(2)

Paragraph 6B(2)(iv) shall be amended to read as follows:

     (iv) Debt incurred by the Company pursuant to (a) the Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Revolving Credit Facility), or (b) a bank credit facility which is unsecured or is secured by Liens permitted by paragraph 6B(1)(viii), provided that the aggregate outstanding principal amount of all Debt permitted by this clause (iv) shall at no time exceed $15,000,000, and, provided, further, that the Company shall not suffer to exist any Debt permitted by this clause (iv) on any day after June 8, 1990 unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Company shall have been free from all Debt permitted by this clause (iv),

Paragraph 6B(2)(x) shall be amended to read as follows:

     (x) from and after the time that the Facilities Subsidiary becomes a Restricted Subsidiary, Debt incurred by the Facilities Subsidiary pursuant to (a) the Facilities Subsidiary's Revolving Credit Facility (and any extension, renewal, refunding or refinancing thereof, including any refunding or refinancing in an amount in excess of the principal amount then outstanding under the Facilities Subsidiary's Revolving Credit Facility), or (b) a bank credit facility which is unsecured or is secured by Liens permitted by paragraph 6B(1)(ix), provided that the aggregate outstanding principal amount of all Debt permitted by this clause (x) shall at no time exceed $20,000,000, and, provided, further, that to the extent that the Facilities Subsidiary is a Restricted Subsidiary, the Facilities Subsidiary shall not suffer to exist any Debt permitted by this clause (x) on any day after June 8, 1990 unless there shall have been a period of at least 45 consecutive days within the 12 months immediately preceding such day during which the Facilities Subsidiary shall have been free from all Debt permitted by this clause (x), and

2.5  Amendment to Paragraph 6B(3)(ix)

Paragraph 6B(3)(ix) shall be amended to read as follows:

     (ix) make Investments not otherwise permitted by this paragraph 6B(3) in entities engaged solely in a Permitted Business, provided that the cumulative aggregate amount of such Investments (calculated at original cost and including the principal amount of any obligations guaranteed to the extent such guarantees are not otherwise permitted by this paragraph 6B(3)) outstanding from time to time made pursuant to this clause (ix) between the date of closing and any date thereafter shall not exceed the greater of $30,000,000 or 60% of the average annual Pro Forma Free Cash Flow for the two fiscal years preceding such date;

2.6  Amendments to Paragraph 6B(5)

Paragraph 6B(5)(vii) shall be amended to read as follows:

     (vii) the Company and its Restricted Subsidiaries may sell properties for not less than the fair value thereof as determined in good faith by the Responsible Representatives, provided that the aggregate net proceeds of such sales in any calendar year do not exceed an amount equal to one percent (1%) of Consolidated Total Assets, determined as of the last day of the immediately preceding calendar year, and

Paragraph 6B(5)(viii) shall be deleted in its entirety.

Paragraph 6B(5)(ix) shall be renumbered as 6B(5)(viii) and shall be amended to read as follows:

     (viii) the Company and its Restricted Subsidiaries may otherwise sell for cash properties in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives if and only if (a) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (b) the net proceeds of any such sale (x) are applied, within 180 days after such sale, to the repayment of Qualified Debt pro rata based upon outstanding principal balances at the time of such repayment, which, in the case of the Notes, shall be a prepayment pursuant to paragraph 4A or 4B, as the case may be, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, and (c) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of the proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to paragraph 6B(2)(ix); provided that, if (I) the net proceeds of any such sale exceed $50,000,000 (and such proceeds are not immediately applied in accordance with clause (b) above), or (II) the unapplied net proceeds of all such sales exceed $100,000,000 in the aggregate at any time, all the net proceeds of any such sale described in clause (I) and/or all the unapplied net proceeds of such sales described in clause (II), as the case may be, shall be placed immediately in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the holders of greater than 66 2/3% of the outstanding principal amount of Qualified Debt, for the purpose of application in accordance with clause (b) above;

2.7 Amendments to Paragraph 6B(6)

Paragraph 6B(6) shall be amended to read as follows:

     6B(6)     Harvesting Restrictions.  In any calendar year, harvest
     Timber on the Timberlands then owned by the Company in excess of the amount set forth for such calendar year in the following table:


Calendar Year                           Maximum Cunits to be Harvested
1996                                    1,470 MCCF
1997 through 2000                       1,970 MCCF
2001 and each calendar year thereafter  1,910 MCCF

plus, in each year, the amount, if any, by which (a) the sum of (x) the cumulative amount set forth in the table above for the years preceding such year of determination and (y) 2,130 MCCF, exceeds (b) the cumulative amount actually harvested in such years preceding such year of determination;unless the net cash proceeds from such excess harvest are either (i) applied, within 180 days after any such excess harvest, to the repayment of Qualified Debt pro rata based upon outstanding principal balances at the time of such repayment, which, in the case of the Notes, shall be a prepayment pursuant to paragraph 4A or 4B, as the case may be, or (ii) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest; provided that, if the net proceeds of any such excess harvest exceed $50,000,000 (and such proceeds are not immediately applied in accordance with clause (i) or (ii) above), all the net proceeds of such excess harvest shall be placed immediately in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to the holders of greater than 66-2/3% of the outstanding principal amount of Qualified Debt, for the purpose of application in accordance with clause (i) or
(ii) above;

2.8 Amendments to Paragraph 10B

Paragraph 10B shall be amended by adding or substituting, as appropriate, the following definitions:

     "Consolidated Total Assets" shall mean the total amount of all the assets of the Company and its Restricted Subsidiaries, determined on a combined basis in accordance with generally accepted accounting principles. "Cunit" shall mean 100 cubic feet of wood. For purposes of conversion of Timber in the Company's northwest region, one MMBF shall equal 2.1 MCCF.

    "Designated Acres" shall mean up to an aggregate of 150,000 acres owned by the Company which (based on the good faith determination of the Responsible Representatives that such acres have at the time such determination is made a higher value as recreational, residential, grazing or agricultural property than for timber production) may be reasonably designated by the General Partner at the time of the sale thereof as constituting Designated Acres (such aggregate number of acres to be determined from November 13, 1996 through the remaining term of this Agreement).

     "MCCF" shall mean one thousand Cunits.

     "Mortgage Note Agreements" shall mean the Note Agreements, dated as of May 31, 1989 and amended as of January 1, 1991, April 22, 1993, September 1, 1993, May 20, 1994, June 15, 1995, May 31, 1996 and
April 15, 1997, providing for the issuance and sale by the Facilities Subsidiary of its 11 1/8% First Mortgage Notes to the purchasers listed in the schedule of purchasers attached thereto.

     "1994 Senior Note Agreements" shall mean the Note Agreements, dated as of August 1, 1994 and amended as of October 15, 1995, May 31, 1996 and April 15, 1997, providing for the issuance and sale by the Company of its 8.73% Senior Notes to the purchasers listed in the schedule of purchasers attached thereto.

     "1994 Senior Notes" shall mean the 8.73% Senior Notes Due August 1, 2009 of the Company issued and sold pursuant to the 1994 Senior Note Agreements.

     "1996 Senior Note Agreement" shall mean the Note Agreement, dated as of November 13, 1996, providing for the issuance and sale by the Company of its Series A 7.74% Senior Notes, Series B 7.87% Senior Notes, Series C 7.97% Senior Notes and Series D 8.05% Senior Notes to the purchasers listed in the schedule of purchasers attached thereto.

     "1996 Senior Notes" shall mean the Series A 7.74% Senior Notes Due November 13, 2006, the Series B 7.87% Senior Notes Due November 13, 2008, the Series C 7.97% Senior Notes Due November 13, 2011 and the Series D 8.05% Senior Notes Due November 13, 2016 of the Company issued and sold pursuant to the 1996 Senior Note Agreement.

Paragraph 10B shall be further amended by deleting the definitions of "Actual Percentage" and "Desired Percentage."

Section 3.     Representations and Warranties

The Company represents and warrants as follows:

3.1  No Default

No Default or Event of Default has occurred and is continuing, and, after giving effect to the amendments contemplated hereby, no Default or Event of Default will exist.

3.2  Organization

The Company is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited
Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into this Agreement.

3.3  Qualification

The Company is duly qualified or registered for transaction of business and in good standing as a foreign limited partnership in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition or operations of the Company, or on the ability of the Company to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes.

3.4  Changes, etc.

Except as described in this section 3.4 and except as contemplated by this Agreement, since December 31, 1996, the date of the most recent combined financial statements of the Company, (a) the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and (b) there has not been any material adverse change in the business, properties or assets, condition (financial or otherwise) or operations of the Company. On January 21, 1997, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.51 per Unit for the fourth quarter of 1996, payable on February 28, 1997 to Unitholders of record on February 14, 1997. On April 15, 1997, the Board of Directors of the General Partner authorized the Partnership to make a distribution of $0.55 per Unit for the first quarter of 1997, payable on May 29, 1997 to Unitholders of record on May 16, 1997.

3.5  Actions Pending

There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement, or any action taken or to be taken pursuant to this Agreement, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition or operations of the Company, or in the inability of the Company to perform its obligations under this Agreement, the Senior Note Agreements or the Senior Notes, following the effectuation of the transactions contemplated herein.

3.6  Compliance with Other Instruments, etc.

The Company is not in violation of any provision of its Partnership Agreement or of any term of any agreement or instrument to which it is a party or by which it or any of its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would be reasonably likely to have a material adverse effect on its business, properties or assets, condition (financial or otherwise) or operations or on the ability of the Company to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the performance of the Senior Note Agreements or the Senior Notes, and the execution, delivery and performance by the Company of this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company to create) any Lien upon any of the properties or assets of the Company, pursuant to any such term except for Liens permitted by paragraph 6B(1) of the Senior Note Agreements; and there is no such term which materially adversely affects or in the future would be likely to materially adversely affect the business, properties or assets, condition or operations of the Company or the ability of the Company to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes.

3.7  Governmental Consent

No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note
Agreements or the Senior Notes.

3.8  Authorization; Enforceability

This Agreement has been duly authorized by all requisite action and duly executed and delivered by authorized officers of the General Partner of the Company, and the Senior Note Agreements and the Senior Notes, as amended and affected by this Agreement, are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

3.9  Disclosure

Neither this Agreement nor any other document, certificate or statement furnished in writing to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition or results of operations of the Company and which has not been set forth in this Agreement, or in the other documents, certificates and statements furnished in writing to you by or on behalf of the Company, prior to the date hereof in connection with the transactions contemplated hereby.

Section 4.     Miscellaneous

4.1  Continuity and Integration of Agreements

Upon the effectiveness of this Agreement, the Senior Note Agreements and the Senior Notes, as amended and affected by this Agreement, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto, and the Senior Note Agreements and this Agreement shall be deemed to be and are construed as a single agreement.


4.2  Survival of Representations and Warranties

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the transfer of any Senior Note by a holder thereof. Such representations and warranties may be relied upon by any Transferee of a Senior Note from a holder thereof.

4.3  Effectiveness

This Agreement shall become effective upon its execution and delivery by the Company and Noteholders holding not less than 55% of the aggregate principal amount of Senior Notes outstanding as of April 15, 1997 according to Schedule 1 ($76,230,000).

4.4  Successors and Assigns

All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

4.5  Descriptive Headings

The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.6  Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

4.7  Governing Law

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

PLUM CREEK TIMBER COMPANY, L.P.
By:  Plum Creek Management Company, L.P.,  its general partner

By:            /s/ Diane M. Irvine

Title:    Vice President and Chief Financial  Officer


ALLSTATE LIFE INSURANCE COMPANYBy:

     /s/ Patricia W. Wilson

Title:    Authorized Signatory

By:  /s/ Jerry D. Zinkula

Title:    Authorized Signatory

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:  /s/ Patricia W. Wilson

Title:    Authorized Signatory

By:  /s/ Jerry D. Zinkula

Title:    Authorized Signatory

AMERICAN MUTUAL LIFE INSURANCE COMPANY (formerly Central Life Assurance
Company)

By:

Title:


FARM BUREAU LIFE INSURANCE COMPANY
By:

Title:


FBL INSURANCE COMPANY
By:

Title:


FIRST COLONY LIFE INSURANCE COMPANY
By:

Title:


JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
By:  /s/ Ken Hines, Jr.

Title:    Senior Investment Officer



JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
By:  /s/ David M. Munro

Title:    Second Vice President


MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:  /s/ Richard C. Morrison

Title:    Managing Director


MELLON BANK, N.A., solely in its capacity as Trustee for the AT&T MASTER PENSION TRUST (as directed by John Hancock Mutual Life Insurance
Company), and not in its individual capacity
By:  /s/ Kerry Nelson

Title:    Vice President


MELLON BANK, N.A., solely in its capacity as Trustee for the NYNEX MASTER PENSION TRUST (as directed by John Hancock Mutual Life Insurance Company), and not in its individual capacity
By:  /s/ Kerry Nelson

Title:    Vice President

MODERN WOODMEN OF AMERICA
By:

Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:  /s/ Jeff Dickson

Title:    Vice President


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
By:  /s/ Angela Brock-Kyle

Title:    Associate Director - Private Placements


WOODMEN ACCIDENT AND LIFE COMPANY
By:  /s/ Allan McCray

Title:    Vice President & Assistant Treasurer

SCHEDULE OF NOTEHOLDERS

      Noteholder - 11 1/8% Senior Notes      As of 4/15/97

      Allstate Life Insurance Company   $  8,400,000

      Allstate Life Insurance Company of New York 1,680,000

      American Mutual Life Insurance Company (formerly Central Life Assurance Company) 2,520,000

      Farm Bureau Life Insurance Company     1,680,000

      FBL Insurance Company   2,520,000

      First Colony Life Insurance Company    4,200,000

      John Hancock Mutual Life Insurance Company  26,460,000

      John Hancock Variable Life Insurance Company     1,260,000

      Massachusetts Mutual Life Insurance Company 8,400,000

      Mellon Bank, N.A., as Trustee for AT&T Master Pension Trust     840,000

      Mellon Bank, N.A., as Trustee for NYNEX Master Pension Trust    840,000

      Modern Woodmen of America    2,100,000

      The Prudential Insurance Company of America 66,360,000

      Teachers Insurance and Annuity Association of America 10,500,000

      Woodmen Accident and Life Company 840,000

      Aggregate Principal Amount of Senior Notes  $138,600,000